Exhibit 10.4

SUPPLEMENTAL AGREEMENT

This supplemental agreement (the “Supplemental Agreement”) is made and entered into as of February 20, 2024 (the “Effective Date”), between Fresh2 Group Limited (formerly, “AnPac Bio-Medical Science Co., Ltd.”) (the “Company”), and Applegreen LLC (the “Investor”) (Each, “Party”, or collectively, “Parties”).

WHEREAS, the Parties entered into that certain Share Purchase Agreement dated as of June 2, 2023 (the “Purchase Agreement”);

WHEREAS, the Parties entered into that certain Amendment to Share Purchase Agreement dated as of Feburay 20, 2024 (the “Amendment”);

WHEREAS, According to the Purchase Agreement, the Investor has received from the Company 22,000,000 Warrants of the Company, as defined in the Purchase Agreement (“Warrants”);

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1.	All the Parties agree that all the Warrants issued to the Investor shall be canceled and terminated, and all the rights of the Investor to receive any ordinary shares from the Company under the Warrants are forfeited and terminated as of the Effective Date and, as a result of such termination, all the Parties hereby acknowledge and agree that the Company shall have no further liability to the Investor to issue or exercise any Warrants, and none of the Parties shall have the right to seek any remedies to any other Parties with respect to issuance or exercise of Warrants. All the Parties agree that all the rights of the Investor to receive any other warrants from the Company that are not issued to the Investor as of the Effective Date, if any, under the Purchase Agreement are forfeited and terminated as of the Effective Date.

2.	All the Parties agree that besides the Share Purchase Price paid by the Investor in accordance with the Purchase Agreement and Amendment, the $1,155,000 paid by the Investor to the Company prior to Effective Date shall be the consideration for the purchase of the 33,000,000 Class A Ordinary Shares by Qin Hong. the $ 2,062,500 paid by the Investor to the Company prior to Effective Date shall be the consideration for the purchase of the 58,928,571 Class A Ordinary Shares by Danni Zhang.

3.	Jurisdiction. This Supplemental Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Supplemental Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any dispute shall be finally settled by litigation brought solely in a Federal Court or state court located in the State of New York, and the Parties hereby submit to the exclusive jurisdiction of such courts.

4.	Counterparts. This Supplemental Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

5.	Binding Effect. This Supplemental Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective legal representatives, successors and assigns.

6.	Further Assurances. Each of the Parties hereby agrees to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Supplemental Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement as of the Effective Date.

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO
Date:	March 13, 2024

Applegreen LLC

By:	/s/ Qin Hong
Name:	Qin Hong
Title: